Exhibit 99.1

5711 S 86TH Circle PO Box 27347 • Omaha NE 68127-0347 Executive Office: (402) 596-8900 • Fax (402) 537-6104 Internet: www.infoUSA.com
FOR IMMEDIATE RELEASE
March 7, 2008
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: ir@infousa.com
infoUSA Announces Delayed Filing of its Annual Report on
Form 10-K for the Year Ended December 31, 2007
(OMAHA, NE)—infoUSA (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced that it will not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”), which is due to be filed on March 17, 2008.
As disclosed previously, effective December 24, 2007, the Board of Directors of infoUSA formed a Special Litigation Committee (the “SLC”) in response to the consolidated complaint In re infoUSA, Inc. Shareholders Litigation, Consol. Civil Action No. 1956-CC (Del. Ch.), and a related informal investigation by the Securities and Exchange Commission (“SEC”). The Company has determined it will be unable to file its Form 10-K by the filing deadline in light of the ongoing investigation. The Company intends to file a Form 12b-25 on or about March 17, 2008, and intends to file the Form 10-K as soon as practicable thereafter.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.